FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This first amendment to Sub-Advisory Agreement, effective October 25, 2019 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Putnam Investment Management, LLC, a limited liability company organized under the laws of the State of Delaware, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Great-West Funds, Inc., (“Great-West Funds”) on behalf of the series of Great-West Funds listed in Schedule A attached hereto, (each a “Fund” and, collectively, the “Funds”).

WHEREAS, each Fund is a series of Great-West Funds;

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds are parties to the Sub-Advisory Agreement, dated April 13, 2018 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

2.

The definition of the term “Fund” in the Agreement is hereby revised to include each particular Fund, as identified in Schedule A attached hereto (as the same may be further amended from time to time), and all references to the term “Fund” in the Agreement shall hereafter be deemed to refer to each such particular Fund, as the context may require.

3.

a.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Adviser and Great-West Funds hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Funds which the Adviser determines to assign to the Sub-Adviser (those assets being referred to collectively as the “Fund Accounts” and, with respect to the assets of a particular Fund, as a “Fund Account”). The Adviser may, from time to time, make additions to and withdrawals from the Fund Accounts.”

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

b.	All references to the term “Fund Account” in the Agreement shall hereafter be deemed to refer to the assets of each particular Fund, as the context may require.

4.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

5.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

6.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

GREAT-WEST FUNDS, INC., on behalf of the Funds listed in Schedule A

By:	/s/ Scott C. Sipple
Name: Scott C. Sipple
Title: President & Chief Executive Officer

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Mary C. Maiers
Name: Mary C. Maiers
Title: Chief Financial Officer & Treasurer

PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ F. Peter Ferrelli
Name: F. Peter Ferrelli
Title: Head of Client Services

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

SCHEDULE A

FEE SCHEDULE

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee Rate (as a % of average daily net asset value)
Great-West Core Strategies: U.S. Equity Fund	0.40% on the first $250 million of the average daily net asset value on Fund Account assets, 0.35% on the next $250 million of the average daily net asset value on Fund Account assets, and 0.25% over $500 million of the average daily net assets on Fund Account assets
Great-West Large Cap Value Fund

0.40% on the first $100 million of the average daily net asset value on Fund Account assets,

0.35% on the next $150 million of the average daily net asset value on Fund Account assets, and

0.25% over $250 million of the average daily net assets on Fund Account assets

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)